SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: September 8, 2010
(Date of earliest event reported)

UNIVERSAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Virginia	001-00652	54-0414210
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

9201 Forest Hill Avenue	23235
Richmond, Virginia	(Zip Code)
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:
(804) 359-9311

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Events.

In October 2004, the European Commission (the “Commission”) imposed fines on “five companies active in the raw Spanish tobacco processing market” totaling €20 million for “colluding on the prices paid to, and the quantities bought from, the tobacco growers in Spain.”  Two of the Registrant’s subsidiaries, Tabacos Espanoles S.A. (“TAES”), a purchaser and processor of raw tobacco in Spain, and Deltafina, S.p.A. (“Deltafina”), an Italian subsidiary, were among the five companies assessed fines.  In its decision, the Commission imposed a fine of €108,000 on TAES and a fine of €11.88 million on Deltafina.  The Registrant recorded a charge of about €12 million (approximately $14.9 million at the September 2004 exchange rate) in the second quarter of fiscal year 2005 to accrue the full amount of the fines assessed against the Registrant’s subsidiaries.  In January 2005, Deltafina deposited the amount of the fine in escrow and filed an appeal in the General Court of the European Union.

On September 8, 2010, the General Court issued its decision, in which it reduced the amount of the Deltafina fine to €6.12.  The General Court held in part that the Commission erred in finding Deltafina acted as the leader of the Spanish cartel, and that the Commission’s corresponding increase of the underlying fine by 50% was not justified.  If either Deltafina or the Commission chooses to appeal the decision of the General Court, such appeal must be filed within two months and 10 days from the date of the notification of the decision.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL CORPORATION (Registrant)

Date: September 10, 2010	By:	/s/ Preston D. Wigner
Preston D. Wigner
Vice President, General Counsel, Secretary, and Chief Compliance Officer